Exhibit 23.2

KPMG LLP

811 Main Street

Houston, Texas 77002

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Riviera Resources, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the financial statements refers to a change in the basis of presentation for preparation on a combined basis of accounting and for the Company’s emergence from bankruptcy.

/s/ KPMG LLP

Houston, Texas
October 19, 2018